EXHIBIT 99.1

NEWS RELEASE
For Release: Tuesday, December 26, 2006	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES APPROVAL

OF “POCKET PROTECTOR” INDICATION FOR D-STAT FLOWABLE HEMOSTAT

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has received approval from the United States Food & Drug Administration (FDA) of its PMA Supplement for the added indication for the use of the D-Stat® Flowable hemostat for the reduction in the incidence of clinically significant hematomas in the implantation of a pulse generator (pacemaker or ICD) in anticoagulated patients.

The D-Stat Flowable hemostat is a thick, yet flowable, suspension of collagen, thrombin and diluent that was originally approved for topical application in 2002. The flowable consistency of the D-Stat Flowable allows it to coat the pocket created in the prepectoral area during the implantation of the pulse generator component of pacemaker and implantable cardioverter defibrillator (ICD) implants. Particularly with patients on anticoagulant medications such as heparin and coumadin, the prepectoral pocket can bleed for a substantial period following the implantation, resulting in a pocket hematoma which can lead to infection or require surgical evacuation.

Dr. David Slotwiner, Associate Director of the Cardiac Electrophysiology Laboratory at Long Island Jewish Medical Center Pacing, commented on the clinical benefit of the D-Stat Flowable in this indication: “D-Stat Flowable reduces the risk of pocket hematomas among patients receiving implantable cardiac rhythm management devices. Since so many of our patients are receiving anticoagulation with either warfarin, Plavix and/or aspirin, pocket hematomas are the single most common and uncomfortable complication accompanying device implantation. D-Stat Flowable will help reduce patient discomfort as well as frustration on the part of physicians in managing this very common complication.”

Approval of the additional indication was supported by the Pocket Protector clinical study -- a prospective, randomized, multi-center clinical study to assess the safety and effectiveness of the D-Stat Flowable hemostat in the prepectoral pocket during the implantation of a pulse generator (pacemaker or ICD) in an anticoagulated population. Patients were randomized to a control group (standard of care using compression, electrocautery or untreated cotton pledgets) and investigation group (D-Stat Flowable hemostat as an adjunct to standard of care) on a 1:1 ratio. The primary endpoints of the Pocket Protector study were a comparison of clinically relevant pocket hematoma formation (effectiveness - superiority) and the rate of major adverse events (safety – non-inferiority). Secondary endpoints included minor complications, duration of procedure, duration of hospitalization and patient satisfaction. Adverse events and hematomas were adjudicated by an independent Clinical Events Committee that was blinded as to treatment mode, and the study was overseen by an independent Data Safety Monitoring Board. The study was performed at 11 U.S. clinical sites with a total of 269 patients enrolled.

Study treatment groups were homogenous for cardiac risk factors, conduction disorders, body mass index, labs, vitals, ethnicity and underlying diagnosis. Primary endpoint by treatment group was as follows:

	Investigation (n=136)	Control (n=133)	p-Value
Incidence of clinically significant hematoma formation	11.76%	22.56%	p=0.0231

Howard Root, Chief Executive Officer of Vascular Solutions, Inc. commented on the approval: “We are excited to obtain this expanded indication for the D-Stat Flowable. With over one million pacemaker and defibrillator implants annually worldwide, and approximately 20% of these patients taking anticoagulant medication which increases the risk of pocket hematoma formation, we estimate the realistic market potential of the D-Stat Flowable for this indication at $10 million annually. Our direct sales force is well-prepared to grow our D-Stat Flowable sales significantly during 2007 with this new indication.”

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen catheter for the measurement of aortic stenosis and the Twin-Pass® dual access catheter for dual wire access in interventional procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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